Exhibit 99.2

SIRVA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In millions)	For the Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(55.1)	$(265.4)
Adjustments to reconcile net loss to net cash used for operating activities:
Gain on sale of assets, net	(41.2)	(62.9)
Depreciation and amortization	39.2	50.8
Write-down of relocation properties	14.6	9.1
Write-off of deferred debt issuance costs	10.5	1.7
Deferred income taxes	4.9	98.7
Stock compensation expense	3.8	1.5
Provision for losses on accounts and notes receivable	1.9	9.2
Impairment of goodwill and other assets	—	81.9
Change in operating assets and liabilities:
Originations of mortgages held for resale	(1,316.1)	(1,339.3)
Sales of mortgages held for resale	1,302.0	1,333.6
Accounts payable	79.0	22.7
Accounts and notes receivable	(3.5)	21.9
Other current assets and liabilities	(145.2)	27.7
Other long-term assets and liabilities	(6.1)	2.7

Net cash used for operating activities	(111.3)	(6.1)

Cash flows from investing activities:
Dispositions, net of cash sold	86.7	114.2
Capital expenditures	(17.8)	(27.4)
Proceeds from sale of property and equipment	17.3	3.6
Purchases of investments	(0.6)	(76.1)
Acquisition costs	(0.5)	(1.1)
Proceeds from sale or maturity of investments	—	65.4
Other investing activities	(0.8)	(0.8)

Net cash provided by investing activities	84.3	77.8

Cash flows from financing activities:
Borrowings on mortgage and relocation facilities	1,616.6	1,351.7
Repayments on mortgage and relocation facilities	(1,585.8)	(1,354.1)
Borrowings on short-term and long-term debt	1,170.2	1,536.4
Repayments on short-term and long-term debt	(1,247.2)	(1,641.6)
Proceeds from issuance of convertible debt	75.0	—
Change in book overdrafts	13.7	5.0
Debt issuance costs	(6.2)	(5.8)
Repayments on capital lease obligations	(5.1)	(4.6)
Proceeds from issuance of common stock	0.2	1.3

Net cash provided by (used for) financing activities	31.4	(111.7)

Effect of exchange rate changes on cash and cash equivalents	5.6	(3.3)

Net increase (decrease) in cash and cash equivalents	10.0	(43.3)

Decrease in cash included in assets held for sale	—	1.5

Cash and cash equivalents at beginning of period	30.3	72.1

Cash and cash equivalents at end of period	$40.3	$30.3